FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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 Name:  Master Bond Trust

 Address of Principal Business Office (No. & Street), City, State, Zip Code:

 800 Scudders Mill Road, Plainsboro, NJ  08536

 Telephone Number (including area code): 888-763-2260
 Name and address of agent for service of process:
 Terry K. Glenn
 800 Scudders Mill Road
 Plainsboro, NJ  08536

 Check Appropriate Box:

 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.
    YES__X__           NO_____

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                                   SIGNATURES



         Pursuant to the requirement of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Plainsboro and state of New Jersey on the 26th of September, 2003.




                                         MASTER BOND TRUST
                                        (Name of Registrant)

                                         By:    /s/ Terry K. Glenn
                                          Terry K. Glenn, President



Attest:  /s/ Donald C. Burke
         ----------------------------------------
         Donald C. Burke, Vice President
         and Treasurer